PROGRAMMING PARTNER AGREEMENT

         THIS PROGRAMMING PARTNER AGREEMENT ("Agreement") is made as of this 18th day of August 1998, by and between American Mobile Radio Corporation ("AMRC"'), a Delaware corporation having its principal place of business at 1250 23rd Street, NW, Washington, D.C. 20037, and AsiaOne Network, L.L.C. ("Programmer"), a Delaware limited liability company having its principal place of business at 114 Sansome Street, Suite 1410, San Francisco, California 94104.


                              W I T N E S S E T H:

         WHEREAS, AMRC is implementing a system (the "System") to provide a digital audio radio service in the continental United States (the "DARS") pursuant to authorizations issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Programmer represents that it is expert in the development, production, supply and marketing of audio programming, and desires to develop, produce and supply to AMRC certain programming as described in Appendix A hereto (the "Programming") to be distributed over one or more audio channels of the System (the System, the DARS and the Programming hereinafter being referred to collectively as, the "Service") as well as market the Service, all on the terms and conditions set forth herein; and

         WHEREAS, AMRC desires to carry such Programming on the System, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE ONE
                                      TERM

         1.1 Term. Subject to earlier termination in accordance with the terms of this Agreement, the term of this Agreement (the "Term") shall be for the period commencing as of the date set forth above and continuing to, and including, the date set forth in Appendix B hereto. The Term shall include any and all renewals and extensions of the original term of this Agreement.


                                   ARTICLE TWO
                                   PROGRAMMING

         2.1 Program Supply and Carriage. Programmer shall develop, produce and supply the Programming to AMRC as provided in this Agreement. AMRC shall carry such Programming on the System as specified in Appendix C hereto. AMRC shall have complete and sole authority over the System, including the right to control, designate and modify the Channel(s) (as defined in Appendix C hereto) over which the Programming is to be carried on the System.

         2.2 Grant of Rights to AMRC.

                  (a) Programmer hereby grants to AMRC and its agents and contractors during the Term the exclusive right and license to transmit, use and distribute the Programming by satellite and/or any other means of distribution, including without limitation terrestrial repeaters and microwave facilities, in connection with AMRC's provision of the Service. The scope of rights granted to AMRC herein shall also include any right(s) and license(s) described in Appendix D hereto.

                                                                    Exhibit 10.2

                  (b) Programmer hereby also grants to AMRC and its agents and contractors during the Term the non-exclusive right and license to advertise, publicize, exploit, use and promote the Programming or any portion thereof in any manner and by any means or media in connection with AMRC's provision of the Service, marketing and promotion thereof and advertising thereon. In connection therewith, Programmer hereby grants to AMRC a non exclusive, royalty-free, license to use all trade names, trademarks, service marks, trade dress, logos, designs and other identifying marks of Programmer or the Programming (collectively, the "Marks") in connection with the provision of the Service, marketing and promotion thereof and advertising thereon, including any marketing, promotional or other advertising materials, subject to adherence by AMRC to Programmer's standards for use and display of such Marks and to AMRC's identification of Programmer as the owner of such Marks. AMRC acknowledges that the Marks are the exclusive property of the Programmer, and that AMRC has not and will not acquire any proprietary rights therein by reason of this Agreement.

         2.3 Program Development. Production and Content Requirements.

                  (a) Programmer shall, at its own cost and expense, develop, produce and supply to AMRC sufficient Programming throughout the Term to enable AMRC to transmit the Programming continuously, 24 hours per day, seven days a week on each Channel as contemplated in Appendix C hereto.

                  (b) Programmer shall conform the Programming to the description in, and meet or exceed the standards set forth in, Appendix A hereto for such Programming. Any change in the nature, content or quality of the Programming shall be subject to the prior written approval of AMRC in its sole discretion. During the Term, Programmer shall consult with AMRC on a regular basis, as determined by AMRC, regarding the nature, content and quality of the Programming, and AMRC shall have full authority and control over decisions regarding the nature, content and quality of the Programming, subject to AMRC's recognition of Programmer's desire to optimize advertising revenues and to attract listeners. Programmer shall furnish AMRC with programming logs (containing at least, where applicable, program titles, names of talent, music titles, artists' names and special features) from time to time upon AMRC's request. Programmer shall also give AMRC seven (7) days prior written notice of any special programming or features, as well as any changes in program scheduling or on-air talent. AMRC shall have sole authority to determine service tier-packaging.

                  (c) The name branding of the Channel(s) and any related slogans (collectively, the "Channel BrandName") shall be subject to the prior written approval of AMRC. Unless Programmer owns or holds an existing trademark in such Channel Brand Name, as identified in Appendix F hereto, AMRC shall own all right, title and interest in the Channel Brand Name. Programmer does hereby assign to AMRC all right, title and interest of Programmer in and to the trademark, together with the goodwill associated therewith. Programmer shall execute all further instruments as may be necessary to effectuate and/or confirm such assignments. In no event shall Programmer use such Channel Brand Name used in connection with the Programming on any other DARS system or the equivalent which provides service to any portion of the continental United States.

                  (d) AMRC may preempt (in accordance with current FCC standards and policies applicable to terrestrial broadcast stations or the equivalent for DARS systems) the Programming or any portion thereof and cause Programmer to insert AMRC's own programming material in such manner as AMRC may determine in its good faith, sole discretion. AMRC may also delay, defer, reschedule and interrupt the Programming or any portion thereof as AMRC deems necessary in its good faith, sole discretion. One 1 5-second spot each shall be reserved for AMRC's use at both the top and the bottom of each clock hour for purposes of airing AMRC identifications and promotional announcements relating to the Service and/or the Programming. In addition, in the event of any unsold commercial availabilities (and Programmer is not airing per inquiry and/or public service announcements in such spots), AMRC may air, at its discretion, promotional announcements during such unused spots. AMRC may also air an additional 30 second promotional spot per hour, provided that it does not preempt any paid advertising, per inquiry or public service announcements. AMRC shall furnish Programmer with these promotional announcements at least three (3) days in advance, and Programmer shall include the announcements within the Programming. Programmer shall only identify the System, the Programming and the Channel(s) consistent with AMRC's own standards as developed and modified from time to time.

                  (e) If, for any reason, including without limitation, causes beyond the control of Programmer, AMRC determines, in good faith, that the Programming does not include programming of at least the quantity, nature, content and quality as required by Section 2.3(b) or as referenced in Appendix A hereto, AMRC shall give Programmer written notice of such deficiency. If Programmer has not cured such deficiency within thirty (30) days after its receipt of notice, AMRC may, at its option, and in addition to any other remedies available to AMRC hereunder, in law or in equity, discontinue carriage of the Programming, or any portion thereof, effective upon notice to Programmer, and/or terminate this Agreement.

         2.4 Delivery of Programming.

                  (a) During the Term, Programmer shall, at its own cost and expense: (i) cause the Programming to be received in digital signal(s) via satellite (or other means acceptable to AMRC) at a satellite uplink facility identified in writing by AMRC from time to time ("Uplink Facility"); and (ii) fully encrypt the signal utilizing an encryption technology acceptable to AMRC. The signal(s) and facilities used in connection with the delivery of the Programming to the Uplink Facility shall fully comply with all applicable technical and other requirements of AMRC and the FCC, including without limitation the technical specifications set forth in Appendix E hereto (collectively, the "AMRC Requirements"). AMRC reserves the right to change such requirements from time to time, upon reasonable notice to Programmer. Programmer shall, at its own cost and expense, secure all licenses, permits, rights-of-way, approvals, and any other arrangements necessary or appropriate for receipt of the Programming via satellite at the Uplink Facility.

                  (b) The specifications and quality of Programmer's signal(s), and mode of delivery, shall be subject to AMRC's approval. If Programmer fails, for any reason, to comply with the AMRC Requirements, Programmer shall immediately take all actions necessary to correct the deficiency. In circumstances of a failure to meet the AMRC Requirements, Programmer shall bear all reasonable expenses of AMRC relating to its monitoring of Programmer's signal(s).


                                  ARTICLE THREE
                       MARKETING AND PROMOTION OF SERVICE

         3.1 Marketing and Promotion. AMRC shall have sole authority and discretion to determine and control all aspects of marketing and promotion of, and advertising on, the Service, including the Programming. All marketing, promotional and advertising materials furnished by Programmer shall conform with all applicable laws, and shall be submitted to AMRC in advance for its written approval, which shall not be unreasonably withheld. Such written approval shall not relieve Programmer of responsibility for ensuring the compliance of such marketing, promotional and advertising materials with all applicable laws.
Programmer acknowledges and agrees that it has no right to use AMRC's trade names, trademarks, service marks, trade dress, logos, designs and other identifying marks without the prior written consent of AMRC, and that Programmer has not and will not acquire any proprietary rights therein by reason of this Agreement.

         3.2 Programmer's Marketing and Promotion Obligations. Programmer shall use all commercially reasonable best efforts in accordance with this Agreement to market and promote an awareness of the Service, including the Programming, among potential subscribers. To assist AMRC in promoting the Service, Programmer shall provide the marketing and promotional support described in Appendix G hereto.

         3.3 Market Research. Programmer may not undertake marketing tests, surveysg rating polls and/or other research in connection with the Programming or the Service (collectively, the "Market Research") without AMRC's prior written consent, which consent shall not be unreasonably withheld. If AMRC does approve of the Marketing Research, Programmer shall furnish AMRC with copies of all Market Research and results immediately following Programmer's receipt thereof. AMRC acknowledges that the Marketing Research and results are highly proprietary to Programmer, and both AMRC and Programmer shall keep the Marketing Research and results confidential under the provisions of Section 9.2 hereof; provided. however, that AMRC agrees that Programmer may repackage such market research in its advertising sales materials for distribution to advertisers and agencies in connection with its marketing and sales activities. AMRC shall furnish Programmer with any Market Research and results conducted by or on behalf of AMRC insofar as such research relates specifically to the Channel(s).

                                  ARTICLE FOUR
                        SALE OF ADVERTISING/PROGRAM TIME

         4.1 Sale of Advertising/Program Time.

                  (a) In consideration of Programmer's full performance of its obligations hereunder, Programmer shall be entitled to retain a percentage of Net Advertising Revenues (as defined in Appendix H hereto) derived from its sale of (i) commercial advertising included within or adjacent to the Programming, and (ii) program time, on each Channel (collectively, the "Advertising"), subject to the terms and conditions of this Section. Programmer acknowledges that it shall not have any right, title or interest in or to any Advertising or any Net Advertising Revenues other than those which it is expressly entitled to retain hereunder.

                  (b) Programmer shall use all commercially reasonable best efforts to sell commercial advertising time and program time on each Channel as specified in Appendix A hereto. The Advertising shall conform to the standards of lawful advertising, and AMRC reserves the right, in its sole discretion, to refuse to accept any advertising deemed by AMRC to be unlawful, contrary to public policy, unsuitable, objectionable or otherwise in violation of the standards contained in Appendix A hereto, as determined by AMRC from time to time in its sole discretion. Nothing herein shall be deemed to preclude Programmer from pursuing its available remedies in the event it believes that AMRC has wrongfully refused to accept such advertising. Notwithstanding anything contained herein to the contrary, AMRC's exercise of its authority, control and discretion shall be reasonably exercised, and shall not unreasonably diminish Programmer's ability to market and promote the Programming, sell advertising and sign up new subscribers for the Service.

                  (c) Programmer shall have the right to designate the times during each clock hour at which the Advertising may be transmitted.

                  (d) Programmer hereby assumes the responsibility and cost for selling the Advertising on the Channel(s); provided, however, that Programmer's selection and use of a national advertising sales representation firm (and any subsequent change thereof) shall be subject to AMRC's prior written approval, which shall not be unreasonably withheld.

                  (e) The percentage of Net Advertising Revenues to which Programmer shall be entitled, together with terms and conditions governing Programmer's sale of Advertising, are set forth in Appendix H hereto.

         4.2 Subscriber Commissions. In addition to the consideration set forth in Section 4.1, AMRC shall pay to Programmer the amount set forth in Appendix I hereto ("Subcom Fee") for each New Subscriber (as defined herein) whom Programmer is responsible for signing up for the Service at subscription rates set by AMRC, as the same may be changed by AMRC from time to time. Programmer shall strictly follow all sales policies established by AMRC. For purposes of this paragraph, a "New Subscriber" means a subscriber who has fulfilled all of his or her Service subscription obligations to AMRC (including payment obligations) for three months, and a Subcom Fee shall become due and payable to Programmer only after the New Subscriber has fulfilled such obligations. Except for the Subcom Fee, Programmer shall not be entitled to any activation fee or any other type of fees paid by New Subscribers. Programmer acknowledges that any increase in the subscription fees during the Term shall not affect the Subcom Fee set forth above. In addition, if AMRC reduces subscription fees for the Service generally, the Subcom Fee shall be reduced on a proportionate basis, provided that if AMRC stops charging subscription fees for the Service generally, AMRC shall be relieved of any obligation to pay any future Subcom Fee and Programmer's obligations under the remainder of this Agreement shall not be affected thereby. Programmer expressly acknowledges and agrees that AMRC's sole obligation herein shall be to pay a single Subcom Fee per subscriber, and that in the event a New Subscriber identifies more than one referral source (and each source is eligible to earn a Subcom Fee), the Subcom Fee may be split equally among the referral sources in the sole discretion of AMRC.

                                  ARTICLE FIVE
                                   TERMINATION

         5.1 Termination Upon Default. Either party may terminate this Agreement (the "Terminating Party") if the other party (the "Defaulting Party") is in breach of or default under the provisions of this Agreement. For purposes of this Section 5.1, a default shall be any of the following:

                  (a) the Defaulting Party fails to pay any amount due hereunder within fifteen (15) business days after written notice is given by the other party that the same is overdue (or shall be delinquent in such payment on more than five occasions during the Term);

                  (b) the Defaulting Party fails to perform any of its covenants or obligations hereunder in all material respects or makes any material misrepresentation hereunder, which failure or misrepresentation is not cured within fifteen (15) business days after written notice thereof is given by the other party;

                  (c) the Defaulting Party dissolves or liquidates, or transfers all or substantially all of its assets to another person or entity otherwise than as permitted under Section 9.3 of this Agreement; or

                  (d) the Defaulting Party becomes the subject of voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceedings, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they mature, or a receiver is appointed or any of its assets or properties, and the same is not dismissed, vacated, or stayed within ninety (90) days.

       Termination under this Section 5.1 shall be effective immediately on the date on which the Defaulting Party is given written notice of default or at the end of any applicable cure period.

         5.2 Other Remedies. If this Agreement is terminated in accordance with the provisions set forth in Section 5.1 above, the Terminating Party shall be entitled to exercise all remedies which may be available to it, either at law or in equity, or both. Notwithstanding any limitation set forth in Section 5.6 hereof, in connection with the Terminating Party's recovery of actual damages incurred as a result of the Defaulting Party's breach, the parties agree that such actual damages shall be deemed to include (but shall not be limited to) an amount equal to the Net Advertising Revenues received by the Terminating Party during the 6-month period preceding the date on which the breach occurred. In the case where AMRC is the Terminating Party, this amount shall equal at least 50% of the applicable minimum payment due to AMRC for the year in which the breach occurred, as described in Appendix H hereto.

         5.3 Regulatory approvals. If: (a) AMRC fails, for any reason, to obtain and maintain all material FCC authorizations or other government approvals for the provision of the Service; or (b) a final order of the FCC, or other government agency having jurisdiction, revoking or denying renewal of the DARS authorization(s) granted to AMRC is issued and becomes effective, this Agreement shall terminate immediately, upon written notice to Programmer.

         5.4 System Launch Failure: Business Cessation.

                  (a)  Either  party  may  terminate  this   Agreement   without
liability in the event that the Commercial Operations Date does not occur, for any reason, by December 31, 2001.

                  (b) AMRC may terminate this Agreement in the event it ceases, for any reason, providing the Service altogether.

         5.5 Early Termination. During the 30-day period immediately following each of the third and fourth anniversaries of the Commercial Operations Date (each, an "Early Termination Period"), the parties may terminate this Agreement as provided in Appendix J hereto.

         5.6 Limitation of Liability. In no event shall either party be liable for any indirect, consequential, or special damages, or for any lost profits, even if advised of the possibility of the same.

                                   ARTICLE SIX
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         6.1 Programmer's Representations. Warranties and Covenants. Programmer represents, warrants and covenants to AMRC, as of the date hereof and throughout the Term, as follows:

                  (a) Programmer is a limited  liability  company duly organized and validly existing under the laws of the State of Delaware. Programmer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Programmer's obligations hereunder have been duly and validly authorized by Programmer and no other proceedings on the part of Programmer are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Programmer and constitutes the legal, valid and binding obligation of Programmer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity. The individual executing this Agreement on behalf of Programmer has the authority to do so. The execution, delivery and performance of this Agreement by Programmer will not result in the breach or termination of, or constitute a default under or conflict with any of the terms, conditions or provisions of, any agreement or other instrument to which Programmer is a party or by which it is bound.

                  (b)  Programmer  has the  full  power  and  authority  and has obtained all necessary rights and/or permission to grant the licenses contemplated in Section 2.2 above. Without limiting the generality of the foregoing, Programmer has secured all necessary rights from third parties in order to grant AMRC the exclusive license to use the Programming as described in
Section 2.2 above, and upon request of AMRC, Programmer shall furnish appropriate documentation evidencing such rights. The Programming, in the form delivered by Programmer to AMRC from time to time and when used for the purpose and in the manner contemplated by this Agreement, does not and will not infringe upon any United States or foreign patent, copyright, trade name, trademark, service mark, trade secret, literary or dramatic right or other proprietary right of any third person (including the right of privacy and publicity) and will not violate the terms of any music performance rights license of AMRC (compulsory or otherwise).

                  (c) The receipt, transmission and use of the Programming by AMRC, as contemplated by this Agreement, will not cause AMRC or any of its affiliates, agents or employees to violate any domestic or foreign law, rule, regulation, court or administrative decree. The Programming shall comply with all applicable governmental and international laws, conventions, treaties and regulations, including laws regarding defamatory, obscene or pornographic materials or communications.

                  (d) Programmer shall maintain, at its own cost and expense, insurance with a carrier satisfactory to AMRC concerning and covering any and all of Programmer's obligations under this Agreement. Such insurance shall name AMRC as an additional insured and shall include, without limitation, comprehensive general liability (including a contractual liability endorsement), with limits of at least one million dollars ($1,000,000.00), and errors and omissions coverage, including intellectual property infringement liability, with limits of at least three million dollars ($3,000,000.00). Such insurance shall remain in force at all times during the Term hereof and for a period of five years thereafter. At periodic intervals determined by AMRC, AMRC may require Programmer to increase these coverage limits by a reasonable amount as AMRC may determine is necessary in good faith. Programmer shall provide AMRC with a certificate of insurance evidencing this coverage upon the execution hereof. At least thirty (30) days prior to the expiration of such policy, Programmer shall provide AMRC with appropriate proof of issuance of a policy continuing in force and effect the insurance coverage of the insurance so expiring. Programmer shall provide AMRC with thirty (30) days written notice of any changes in such policy; provided, however, that Programmer shall not make any revisions to such policy which could adversely affect AMRC's rights without AMRC's prior written consent.

                  (e) Programmer shall be solely responsible for the content of the Programming and for any advertising that it sells for distribution via the Service. To the extent that the Programming or Advertising is not in the English language, upon AMRC's request, Programmer shall provide to AMRC a translation into the English language of any of the same and/or a translator to enable AMRC to monitor such Programming. The cost of such translation shall be shared equally by the parties.

                  (f) During the Term hereof, Programmer shall not, directly or indirectly, transmit, distribute, commercially exploit or otherwise authorize, within the areas in which AMRC is authorized by the FCC to provide service, the reception of all or any portion of the Programming furnished to AMRC hereunder, including the Channel Brand Name, via other distribution technologies (e.g., audio cable, wireless cable, Internet or other interactive and/or computer applications), except as otherwise specifically authorized in Appendix K hereto.

                  (g) Programmer shall not take any action that is intended or designed to have the effect of discouraging any licensor, subscriber, supplier or other business associate of AMRC from maintaining the same business relationship with AMRC. In that regard, Programmer shall not directly or indirectly: (i) induce or attempt to influence any present or future Service subscriber to cancel his or her subscription to the Service; or (ii) induce or attempt to influence any employee of AMRC (including talent) to terminate his or her employment. Programmer's obligations under this subparagraph (h) shall survive the expiration or termination of this Agreement.

         6.2 AMRC's Representations. Warranties and Covenants. AMRC represents, warrants and covenants to Programmer AMRC, as of the date hereof and throughout the Term, as follows:

                  (a) AMRC is a corporation duly organized and validly existing under the laws of the State of Delaware. AMRC has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of AMRC's obligations hereunder have been duly and validly authorized by AMRC and no other proceedings on the part of AMRC are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by AMRC and constitutes the legal, valid and binding obligation of AMRC enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity. The individual executing this Agreement on behalf of AMRC has the authority to-do so. The execution, delivery and performance of this Agreement by AMRC will not result in the breach or termination of, or constitute a default under or conflict with any of the terms, conditions or provisions of, any agreement or other instrument to which AMRC is a party or by which it is bound.

                  (b) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AMRC MAKES NO WARRANTY REGARDING THE PROVISION OF THE SERVICE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         6.3 Joint Covenants.

                  (a) AMRC and Programmer shall each refrain from doing anything that would tend to discredit, dishonor, reflect adversely upon, or in any manner injure, the reputation of the other or the Service, or adversely affect the other or the Service, or, in the case of AMRC, adversely affect AMRC's status as a licensed DARS provider, except that a party's enforcement of its rights and performance of its duties and obligations contained herein shall not be deemed a violation of the provisions of this Section 6.3(a). Each party shall be governed in all its dealings under this Agreement by the highest standards of honesty, integrity, and fair dealing.

                  (b) At the request of AMRC, the parties shall jointly prepare a plan for developing and producing the Programming, for delivering the Programming to AMRC, for marketing and promoting the Service and for testing and implementing the Service ("Implementation Plan"). The Implementation Plan shall address, at a minimum, the following:

                           (i) Development and production of the Programming;

                           (ii) Delivery of the Programming to AMRC;

                           (iii) Marketing and promoting the Service;

                           (iv) Sale of Advertising; and

                           (v) Testing and implementation of the Service:

                                    (1) The schedule for  implementation  of the
                           Channel(s) by Programmer;

                                    (2)  Installation  and testing of Programmer
                           equipment located at, and integration with, AMRC's facilities and services;

                                    (3)  Integration  of and  testing  of AMRC's
                           facilities with Programmer's means of transmitting the Programming to the AMRC facility; and

                                    (4)  The   processes  and   procedures   for
                           maintenance and repair.


                                  ARTICLE SEVEN
                                 INDEMNIFICATION

         7.1 Breach or Default. AMRC and Programmer shall each indemnify, defend and forever hold harmless the other and the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents, from and against any and all losses, liabilities, claims, costs, damages, expenses, including without limitation, fines, forfeitures, attorneys' fees, disbursements and court and/or administrative costs (collectively, "Loss and Expense"), arising out of the breach of or default under any term, warranty, covenant, representation or other provision contained herein.

         7.2 Program Related. Without limiting the provisions of Section 7.1 hereof, Programmer shall indemnify, defend and forever hold harmless AMRC and AMRC's affiliated companies and each of AMRC's (and its affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents, from and against all Loss and Expense arising directly or indirectly out of: (i) the development, production, supply, delivery or content of the Programming or the marketing, promotion, transmission or use of the Programming hereunder and any Advertising included therein or adjacent thereto; or (ii) any alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, violation, infringement or misappropriation of any performance right, patent, copyright, trade name, trademark, trade secret, literary or dramatic right, or obscenity or indecency based in whole or in part upon the Programming and/or AMRC's use thereof and any sponsorship, promotional and advertising spots contained therein (provided that AMRC shall, to like extent, indemnify Prograrnmer for any deletion or addition of material by AMRC to the Programming which deletion from, or addition to, the Programming gives rise to any Loss or Expense, unless such deletion or addition was required to comply with applicable law; or (iii) the negligent or willful acts or omissions of Programmer or its equipment and/or service vendors.

         7.3 System Related. Without limiting the provisions of Section 7.1 hereof, AMRC shall indemnify, defend and forever hold harmless Programmer and Programmer's affiliated companies and each of Programmer's (and its affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents, from and against all Loss and Expense arising directly or indirectly out of (i) the operation of the System, or (ii) the negligent or willful acts or omissions of AMRC.

         7.4 Indemnification Procedures. Each party seeking indemnity hereunder (the "Indemnified Party") shall give prompt written notice to the other party (the "Indemnifying Party") of any circumstances which may give rise to any Loss or Expense under this Article 7 as soon as the Indemnified Party knows of such circumstances; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party under this Article 7. The Indemnifying Party shall, at its own cost and expense and using counsel acceptable to the Indemnified Party, contest and assume responsibility for the defense of such litigation, provided that the Indemnified Party may, at the Indemnifying Party's own cost and expense, participate in the defense of any such claim, action or suit. The Indemnifying Party shall have the right to control the defense and any settlement of such claim, action or suit. The Indemnifying Party shall pay all expenses and satisfy all judgments, including reasonable attorneys' fees and litigation expenses, which may be incurred by or rendered against the Indemnified Party in connection therewith.

         The indemnification obligations of the parties under this Article 7 shall survive the expiration or termination of this Agreement.


                                  ARTICLE EIGHT
                                  FORCE MAJEURE

         8.1 Force Majeure. Neither AMRC nor Programmer shall have any rights against the other for any failure of performance due to causes beyond its control, including without limitation, failure of the System facilities (including general satellite or transponder failure), acts of God, fires, floods or other catastrophes; national emergencies, insurrections, riots or wars; strikes, lockouts, work stoppages or other labor difficulties; and any law, order, regulation or other action of any governing authority or agency thereof.

         8.2 Emergency Preemption.

                  (a) The carriage of Programming on the System may, in AMRC's sole discretion, be preempted, interrupted or suspended due to unusual, abnormal or other unforeseen situations, or conditions or for reasons beyond AMRC's control, including without limitation, maintenance requirements or emergency conditions experienced by AMRC; or to protect AMRC's System, personnel, facilities or services (collectively, "Emergency Preemption").

                  (b) Upon notice of or otherwise becoming aware of an Emergency Preemption, Programmer shall, upon the request of AMRC, immediately cease transmissions of the Programming. AMRC may cause such Emergency Preemption to occur in its sole discretion without liability to Programmer; provided, however, that AMRC shall, to the extent possible, give reasonable notice thereof and use all commercially reasonable best efforts to restore full carriage as soon as practicable.


                                  ARTICLE NINE
                                  MISCELLANEOUS

         9.1 Noncompetition Covenant:

                  (a) Programmer hereby covenants and agrees that it shall not, during the Term, provide any programming or services or furnish any materials to, or enter into any relationship with other DARS provider or any entity which is affiliated in any manner with such provider which provides service to any portion of the continental United States. Programmer acknowledges and agrees that its breach of the foregoing prohibition will cause irreparable harm to AMRC for which there is no adequate remedy at law. Accordingly, Programmer hereby agrees that specific performance, including in the form of a mandatory injunction, is and will be an appropriate remedy and that AMRC shall not be required to post a bond or other security to file for or obtain such remedy.

                  (b) If Programmer desires to grant, or offer, to any other third party the right to distribute, transmit and/or authorize the reception of any type of Asian language programming in the United States by any means (other than the Programming included within the formats listed in Appendix A hereto, which Programmer acknowledges shall not be offered or licensed, during the Term hereof, to any other DARS provider which provides service to any portion of the continental United States), Programmer shall, prior to the grant, or offer, of such right, give AMRC written notice thereof. As part of such notice, Programmer shall disclose to AMRC the material terms and conditions of any proposed offer and the identity of the third party to whom Programmer is proposing to grant, or offer, such right. Upon receipt of such notice, AMRC may offer to acquire such programming from Programmer, whereupon Programmer may accept or reject such offer as it may decide in its sole discretion; provided, however, that nothing contained herein shall be deemed to restrict, hinder or otherwise delay Programmer's absolute right to grant or offer such right to a third party at any time following Programmer's notice thereof to AMRC.

                  (c) Programmer's rights, if any, to provide programming to AMRC for transmission on other Channels is set forth in Appendix L hereto.

         9.2 Confidentiality. AMRC and Programmer shall hold in confidence all information contained in this Agreement, and any information related hereto, including all information pertaining to pricing, Marketing Research and subscriber lists. Such information shall not be disclosed to any third party by either party without the prior written consent of the other party, except as otherwise permitted in Section 3.3 hereof. Without limiting the generality of the foregoing, neither party shall, without the written approval of the other party, make any press release or other public announcement concerning the parties' negotiation or execution of this Agreement or the terms hereof, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other and the parties shall use their best efforts to cause a mutually agreeable press release or announcement to be issued.

         The parties' obligations under this Section 9.2 shall survive the expiration or termination of this Agreement.

         9.3 Assignment.

                  (a) AMRC shall have the right to assign this Agreement, including its rights and obligations under this Agreement, without the consent of Programmer, to such person or entity who shall from time to time hold the FCC authorizations pursuant to which the Service is authorized by the FCC. AMRC shall also have the unrestricted right to assign this Agreement, or any of its rights hereunder, upon written notice to Programmer, to any lender as collateral security in connection with any financing arrangement of AMRC; provided, that AMRC shall remain responsible for performance of its responsibilities hereunder.

                  (b) Programmer shall not assign any of its rights and/or obligations under this Agreement to any other legal or natural person or entity without the prior written consent of AMRC, which consent shall not be unreasonably withheld. Any purported assignment by Programmer without AMRC's consent shall be null and void. AMRC agrees that Programmer may collaterally assign its rights and obligations under this Agreement to any financial institution providing financing to Programmer as security for such loan obligation. Programmer shall give AMRC sixty (60) days prior written notice of any change in Control (as defined herein) of Programmer. Within thirty (30) days of its receipt of such notice, AMRC may, at its option and in its sole discretion, terminate this Agreement without any liability or further obligation to Programmer or any third party, by giving Programmer written notice thereof. Such termination shall become effective thirty (30) days after the date of AMRC's termination notice unless Programmer has abandoned such transfer of Control and given AMRC written notice thereof during such 30-day period. For purposes of this paragraph, the term "Control" shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         9.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns.

         9.5 No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns. Nothing contained in this Agreement will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto, and no person not a party hereto (including without limitation customers, vendors, or creditors of Programmer) shall be entitled to enforce any provisions hereof or exercise any rights hereunder; provided, however, that AMRC shall be deemed to be a third party beneficiary under any arrangement under which Programmer receives programming and/or rights thereto for the Programming.

         9.6 Relationship Between the Parties. Neither AMRC nor Programmer shall be, or hold itself out as, the agent of the other under this Agreement. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any partnership, association, joint venture, fiduciary or agency relationship between AMRC and Programmer, and neither party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other.

         9.7 Notices.

                  (a) All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt if delivered in person or by facsimile, (ii) one (1) day after deposit prepaid with a national overnight express delivery service; or (iii) three (3) days after deposit in the United States certified mail, postage prepaid. return receipt requested:

     If to AMRC:

     American Mobile Radio Corporation
     1250 23rd Street, NW
     Washington, D.C. 20037
     Attention: Mr. Lee Abrams
         Senior Vice President, Content and Programming
     Phone: (202) 969-7051
     Facsimile: (202) 969-7101

     With a copy to:

     General Counsel
     American Mobile Radio Corporation
     1250 23rd Street, NW
     Washington, D.C. 20037
     Phone: (202) 969-7100
     Facsimile: (202) 969-7050

     If to Programmer:

     AsiaOne Network, L.L.C.
     499 Hamilton Avenue, Suite 140
     Palo Alto, CA 94301
     Attention: Mr. N. John Douglas, Chairman/CEO
     Phone: (650) 324-5888
     Facsimile: (650) 688-1166

     With a copy to:

     William E. Green, Esq.
     William Green & Associates
     550 Hamilton Avenue, Suite 301
     Palo Alto, CA 94301
     Phone: (650) 321-9992
     Facsimile: (650) 325-4205

             (b) Each party may designate by notice, delivered as described in paragraph (a) of this Section 9.7, a new address (or substitute or additional persons) to which any notice, demand, request or communication may thereafter be so given, served or sent.

         9.8 Applicable law: Dispute Resolution.

                  (a) This Agreement, and the rights and obligations of the parties hereunder. are subject to all applicable federal, state and local laws, rules and regulations (including without limitation, the Communications Act of 1934, as amended, and the rules and regulations of the FCC) and shall be construed in accordance with and shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                  (b) In case of any controversy or claim arising out of or related to this Agreement, the parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the parties further agree that the matter shall be settled by arbitration administered by JAMS/Endispute (or such other alternative dispute resolution service provider as may be mutually agreed upon by the parties) in accordance with such entity's expedited arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Washington, D.C. unless another location is agreed upon by the parties.

         9.9 Waiver and Severability.

                  (a) Neither the waiver by either of the parties hereto of a breach of, or a default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any preceding or subsequent breach or default of the same or any other obligation, or as a waiver of any provision, right, or privilege hereunder. Any waiver under this Agreement must be in writing.

                  (b) In the event that any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity and unenforceability shall not affect any other provision of this Agreement, and the Agreement shall be construed as though such invalid and/or unenforceable provision(s) had never been contained herein.

         9.10 Modification. No amendment of or modification to this Agreement shall be valid unless made in writing and signed by the authorized representative(s) of the parties. As to AMRC, the "authorized representatives" means both AMRC's President or any Vice President and its General Counsel.

         9.11 Headings. The headings and numbering of paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation hereof.

         9.12 Entire agreement. This Agreement, including all appendices hereto, constitutes the entire agreement between the parties hereto and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals, and undertakings with respect to the subject matter hereof. All appendices hereto are expressly incorporated herein by reference and made a material part of this Agreement.

         9.13 Attorneys' Fees. If any suit, appeal, or other action is commenced by a party to establish, maintain, or enforce any right or remedy arising from this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and litigation or appeal expenses incurred therein.

         9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                        AMERICAN MOBILE RADIO CORPORATION

                             ASIAONE NETWORK, L.L.C.


                                   Appendix A

                           Description of Programming

The Programming shall solely consist of distinctive, high quality (in terms of sound, content and talent, as well as music rotation, where applicable), foreign language news, talk and variety formatted audio programming (including sports), targeted to persons within the United States from the following countries, in the primary native language(s) of those countries:

First Channel: China

Second Channel: India

The Programming shall conform with the standards attached hereto as Schedule A-1, together with such other reasonable standards as may be established by AMRC from time to time during the Term.


                                  SCHEDULE A-1
                         PROGRAM AND OPERATING STANDARDS

         Programmer shall observe the following policies and standards in its preparation and production of the Programming:

         1. Respectful of Faiths. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times.

         2. Donation Solicitation. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support a broadcast or church are permitted.

         3. Treatment of Parapsychology. The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, numerology, mind-reading, character readings or subjects of the like nature ("Parapsychology") will not be broadcast unless such Parapsychology is an integral part of the culture targeted by the Programming. Any advertising or promotion of Parapsychology is subject to Sections 2.3(b) of the Agreement and the remaining sections of Appendix A.

         4. No Ministerial Solicitations. No invitations by a minister or other individual appearing on a program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or physical cures for illness.

         5. No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service containing any suggestion that miracles, physical cures or prosperity will result will not be broadcast.

         6. Sale of Religious Artifacts. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are: (a) normally available in ordinary commerce; (b) part of particular cultural or religious celebrations; or (c) clearly sold for proper fund-raising purposes.

         7. No Miracle Solicitation. Any invitation to listeners to meet at places other than a church and/or to attend other than regular services of a church is prohibited if the invitation, meeting or service contains any claim that miracles, physical cures or prosperity will result.

         8. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional or other related endeavor, except where appropriate identification of the sponsorship is made or where contained in an actual commercial message of a sponsor, or is otherwise lawful, is prohibited. No commercial messages or "plugs" shall be contained in the Programming presented over the System which refer to any business venture, profit-making activity or other interest (other than non-commercial announcements for bona fide charities, church activities or other public service activities) in which Programmer or its employees is or are directly or indirectly interested without the same having been approved in advance by AMRC or such message being announced and logged as sponsored.

         9. No Gambling. References to "dream books," the "straight line," or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game" or any other form of illegal gambling are prohibited.

         10. No Numbers Games. References to chapter and verse paragraphs, paragraph numbers or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

         11. Election Procedures. At least fifteen (15) days before the start of any primary or regular election campaign, Programmer will set the rates for time to be sold to candidates for public office and/or their supporters to make certain that the rates charged are in conformance with applicable law and existing AMRC policy.

         12. No Illegal Announcements. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the System.

         13. AMRC Discretion Paramount. In accordance with AMRC's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, AMRC reserves the right to reject or terminate any Advertising or Programming being presented over the System which is in conflict with AMRC policy or which in AMRC's sole but reasonable judgment would not serve the public interest.

         14. Programming Prohibitions. Programmer shall not knowingly broadcast any of the following programs or announcement:

                  (a) False Claims. False or unwarranted claims for any product or service.

                  (b) Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program ideas or copy, or any other unfair competition.

                  (c) Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

                  (d) Defamation, Profanity, Obscenity, Indecency. Any programs or announcements that are defamatory, obscene, indecent, profane or vulgar according to applicable FCC regulations or policies, either in theme or treatment.

                  (e)  Unauthenticated  Testimonials.   Any  testimonials  which
cannot be authenticated.

                  (f) Descriptions of Bodily Functions. Any presentation which describes in an obscene or indecent manner bodily functions.

                  (g) Advertising. Any advertising matter or announcement which may, in the opinion of AMRC, be materially injurious or prejudicial to the interests of the public or the System, or to honest advertising and reputable business in general.

                  (h) Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

                  (i) Telephone Conversations. Any programming in material violation of any statute, regulation or policy, including without limitation
Section 73.1206 of the FCC's rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.

         AMRC may waive, in writing, any of the foregoing policies in specific instances in its sole discretion.

         In any case where obvious questions of policy or interpretation arise, Programmer will attempt in good faith to notify AMRC of the same before making any commitments in connection therewith.


                                   Appendix B

                                      Term

         As used herein, the term "Commercial Operations Date" means the date specified by AMRC in writing to Programmer, on which AMRC commences transmission of the Service to subscribers generally. The Term of this Agreement shall end on the fifth anniversary of the Commercial Operations Date without further action or notice by either party; provided, this Agreement shall automatically renew for a one year renewal term ("Renewal Term"): (1) on the fifth anniversary of the Commercial Operation Date if, on the fourth anniversary of the Commercial Operations Date, AMRC's share of Net Advertising Revenue for the preceding year was at least $[number deleted]; and (2) on the sixth anniversary of the Commercial Operations Igate if, on the fifth anniversary of the Commercial Operations Date, AMRC's share of Net Advertising Revenue for the preceding year was at least $[number deleted]. Upon the expiration of the Term or any Renewal Term, the Agreement may be renewed on such terms as may be mutually agreed upon by the parties in their sole discretion.


                                   Appendix C

                                    Channels

         AMRC will make available two (2) full-time channels on the System to carry the Programming (each, a "Channel"). Each Channel shall provide digital quality for a talk format, which shall be of a quality equal to or better than that currently provided by a Class 1 terrestrial AM radio broadcast station. AMRC shall determine the bandwidth of each Channel in its sole discretion, as the same may be changed from time to time by AMRC.


                                   Appendix D

                                Additional Rights

         Subject to mutual agreement between the parties regarding the compensation paid to Programmer, AMRC shall also receive an exclusive license to: (i) transmit, distribute, authorize the reception of, and otherwise exploit the Programming via alternative distribution channels (e.g., audio cable, wireless cable, Internet and other multimedia, interactive and/or computer applications); and (ii) exploit any and all so-called "ancillary" rights in and to the Programming during the term hereof, including without limitation, all merchandising and commercial tie-up and tie-in rights and all rights relating to the sale and distribution of compact discs, digital audio tapes and other similar mediums containing portions of the Programming. AMRC acknowledges that Programmer does not have any obligation to grant AMRC the rights set forth in the preceding sentence.

                                   Appendix E

                            Technical Specifications

[To be supplied by AMRC technical people]

         Programmer may change the satellite or transponder used to deliver Programmer's signal(s) to the Uplink Facility upon ninety (90) days prior written notice to AMRC, provided that such new mode of delivery shall conform with the AMRC Requirements.


                                   Appendix F

                              Programmer Trademarks

AsiaOne
Taj Radio Network


                                   Appendix G

                             Marketing and Promotion

         Programmer shall expend at least a total of $[number deleted] during the Term hereof, and not less than $[number deleted] per calendar year, for marketing and promoting the Service over radio (other than Programmer's own terrestrial facilities) and television broadcast stations, on DBS and cable television systems, and in billboard, busboard, newspaper, classified advertising, promotional events, fairs, direct mail, shopper advertising media, and other appropriate media outlets. Upon the request of AMRC, Programmer shall furnish AMRC with vendor invoices and other applicable documentation to substantiate the nature, extent and cost of its marketing and promotional efforts. Subject to AMRC approval of advertising copy and applicable media outlet, AMRC shall co-op 50% of Programmer's required marketing and promotional expenditures (not to exceed aggregate payments of $[number deleted]during the Term). Co-op payments shall be conditioned on AMRC's receipt of appropriate affidavits of performance, ad copy and/or such other documentation as may be reasonably required by AMRC to substantiate the co-op advertising.

         To promote the Service, Programmer shall use commercially reasonable best efforts to air a minimum of two 30-second spots per day on each of the terrestrial radio broadcast stations which it owns and/or operates. The spots shall be aired ROS on a commercial availability basis. AMRC shall furnish Programmer with these promotional announcements from time to time during the Term.


                                   Appendix H

                                 Revenue Sharing

         1. Programmer shall use all commercially reasonable best efforts to sell: (i) a maximum amount of commercial advertising time not to exceed twelve
(12) minutes per clock hour (combination of 30- and 60-second spots) on each Channel, provided that AMRC may increase this limit on the number of commercial advertising minutes upon notice to Programmer; and (ii) program time on each Channel. All advertising/program time shall be sold at a rate not less than a minimum rate determined by Programmer from time to time. In accordance with
Section 9.7, Programmer shall notify AMRC of the rate and any changes thereto for all advertising/program time. Programmer shall be solely responsible for sales, billing, collection and ad trafficking, and for furnishing appropriate affidavits of performance, as necessary. Programmer shall provide copies of all commercial advertising and program contract to AMRC on monthly basis, and all commercial advertising logs to AMRC on a weekly basis.

         2. Programmer shall, on a monthly basis, remit to AMRC by wire transfer the percentages of Net Advertising Revenues set forth in the chart below for each Channel, but no less than the annual minimum amounts set forth

                                       16



therein for each Channel (on a calendar  year basis).  As used herein,  the term
"Net Advertising  Revenues" shall mean gross billings from  Programmer's sale of program time, advertising and sponsorships included in the Programming, together with any other gross revenues generated by Programmer (on an accrual basis) from
the   transmission   of  the   Programming  on  the  System,   less  agency  and
representative fees and third party sales commissions, Performing Rights License
Fees,  sales taxes,  and any other mutually  agreed upon expense  items,  all of which  expenses  shall be paid by  Programmer,  or reimbursed to AMRC if paid by
AMRC. The computation of Net  Advertising  Revenues shall also be subject to bad debt  allowance  of 0.5% to the extent  funds are not  collected.  All  payments remitted to AMRC shall be in U.S. Dollars.  As used herein, the term "Performing
Rights  License Fees" means each  Channel's  fair  allocable  share of all fees, payments and other charges  attributable  to music rights  licenses  obtained by
AMRC in any of the  copyrighted  musical  compositions  and/or sound  recordings included in the Programming, whether resulting from negotiations or otherwise.


Revenue Share             2000/2001          2002          2003          2004          2005/2006*
-------------             ---------          ----          ----          ----          ----------
Programmer Revenue          85%               65%           50%           50%             50%

AMRC Revenue                15%               35%           50%           50%             50%

Minimum to AMRC    $ [number deleted]* *  $[deleted]    $[deleted]    $[deleted]     $[deleted]**
 per Channel

* Minimum payment for 2006 shall apply, on a pro rata basis, if the Commercial Operations Date commences in 2001.

**   Pro rata, as applicable.


Minimum payments to AMRC shall be reconciled on a calendar quarter basis (with the first and last year's payments prorated). Accordingly, if the Net Advertising Revenues remitted to AMRC during any given calendar quarter is less than 25% of the minimum annual payment set forth in the chart above, Programmer shall remit the payment shortfall to AMRC with the next monthly payment due in the first month of the succeeding calendar quarter.

         3. On or prior to the twenty-fifth (25th) day of each calendar month, Programmer shall remit to AMRC its share of Net Advertising Revenues generated during the prior month, and deliver to AMRC a statement itemizing the calculation of Net Advertising Revenues (together with invoices, billing statements and other supporting documentation reasonably requested by AMRC) and a list of the then currently outstanding accounts receivable by payee and amount due. Any reserves proposed by Programmer to meet future cost obligations shall be subject to AMRC's approval.

         4. Programmer shall keep and maintain accurate books and records of all matters relating to the performance of its sales activities hereunder in accordance with generally accepted accounting principles. During the Term of this Agreement and for a period of three (3) years after the last remittance is due to AMRC, Programmer shall make its books and records available for inspection and audit by AMRC, its employees and agents, at Programmer's offices upon reasonable advance notice to Programmer. Notwithstanding the foregoing, in the event an audit of Programmer's books and records reveals an underpayment to AMRC, Programmer shall pay to AMRC the amount of such underpayment and reimburse AMRC for all expenses incurred in connection with the audit.

         5. Programmer acknowledges that AMRC may market and sell special multiple channel, bulk advertising packages at such rates as AMRC may determine in its sole discretion. Programmer agrees to include such advertising spots within the Programming as part of the twelve minutes of advertising to be sold hereunder at the times specified by AMRC, subject to inventory availability. AMRC shall be responsible for billing and collections related to such advertising, and AMRC will remit the Net Advertising Revenues derived from such advertising to Programmer in accordance with the percentages and procedures set forth above.

         6. Programmer shall not advertise, or include in the Programming any advertisements for, "800," "900," or "976" telephone services, or other telephone services or similar services, which bill a caller for placing or confirming a call that relate directly or indirectly to gambling, sexual or romantic activities or other adult-only services, or that are directed at children.

         7. Any payment due from Programmer to AMRC that is not received by AMRC on the date it is due shall be subject to a finance charge at a rate equal to the lesser of one and one half percent (1 l/2%) per month or the highest rate permitted by law, which amount shall accrue daily from the date payment was due until the date the outstanding balance is paid in full.


                                   Appendix I

                                   Subcom Fee

                           Twenty-Five Dollars ($25).


                                   Appendix J

                                Early Termination

                  (a) After the third anniversary of the Commercial Operations Date, the parties may, upon written notice given during the Early Termination Period, terminate the Agreement as follows:

                  (i) AMRC may terminate the Agreement upon written notice to Programmer given during the Early Termination Period if the total Net Advertising Revenues generated during the twelve-month period preceding the third anniversary of the Commercial Operations Date does not exceed $[number deleted] for each Channel.

                  (ii) Programmer may terminate the Agreement upon 180 days' prior written notice to AMRC given during the Early Termination Period if AMRC shall have failed to achieve a minimum of at least [number deleted] subscribers at any time during the twelve-month period preceding the third anniversary of the Commercial Operations Date.

                  (b) After the fourth anniversary of the Commercial Operations Date, the parties may, upon written notice given during the Early Termination Period, terminate the Agreement as follows:

                  (i) AMRC may terminate the Agreement upon written notice to Programmer given during the Early Termination Period if the total Net Advertising Revenues generated during the twelve-month period preceding the fourth anniversary of the Commercial Operations Date does not exceed $[number deleted] for each Channel.

                  (ii) Programmer may terminate the Agreement upon 180 days' prior written notice to AMRC given during the Early Termination Period if AMRC shall have failed to achieve a minimum of at least [number deleted] subscribers at any time during the twelve-month period preceding the fourth anniversary of the Commercial Operations Date.


                                   Appendix K
                              Reservation of Rights

[NONE]

                                   Appendix L

                              Right of First Offer

         If, at any time during the Term hereof, AMRC desires to (i) enter into an agreement, written or oral, with a third-party programmer to acquire additional programming for one or more Asian-language format channels, or (ii) develop such programming internally, AMRC shall give Programmer written notice (the "AMRC Notice") that it desires to acquire or develop such programming and disclose to Programmer the terms and conditions of the proposed third party offer or development project, including the program format of the proposed channel(s) and the nature and quality of the program content.

         Within thirty (30) days after receipt of the AMRC Notice, Programmer may give AMRC written notice of an offer (the "Programmer Offer") to provide to AMRC the same or similar programming. AMRC acknowledges and agrees that it shall not enter into any agreement with a third-party programmer to acquire such programming or develop such programming internally until after it has received the Programmer Offer, or until after the 30th day following the date of the AMRC Notice if no Programmer Offer is given by Programmer during that 30 day period.

         In the event that AMRC does not accept the Programmer Offer and elects instead to acquire such additional programming from a third-party programmer or otherwise elects to develop such programming internally, the parties agree that Programmer shall thereafter have no further obligation to pay AMRC the minimum per channel payments set forth in the table in Appendix H